Exhibit 3.113

ARTICLES OF AGREEMENT

OF THE

ADESA MISSOURI REDEVELOPMENT CORPORATION

The undersigned, being a natural person of the age of eighteen years or more, for the purpose of forming a corporation under The Urban Redevelopment Corporation Law of Missouri, Chapter 353, RSMo (the “Act”), adopts the following Articles of Agreement of ADESA Missouri Redevelopment Corporation (“Corporation”):

1.	The name of the Corporation is: ADESA Missouri Redevelopment Corporation.

2.	The Corporation is formed for the following purpose:

To acquire, construct, maintain and operate a redevelopment project or redevelopment projects in accordance with the provisions of the Act.

3.	The name and address of the initial registered office of the Corporation shall be CT Corporation System, 120 S. Central Avenue, Clayton, MO 63105.

4.	The Corporation’s principal business office shall be located in: Carmel, Indiana.

5.	The Corporation shall have the authority to issue 1000 shares of common stock with a par value of $1.00 per share.

6.	The duration of the Corporation shall not exceed 99 years.

7.	The number of directors of the Corporation (“Directors”) shall not be less than three or more than thirteen.

8.	The names and addresses of the initial Directors, at least one of which shall be a resident of Missouri, shall be:

Name	Address
Spencer Thomson	4801 Main Street, Suite 1000
Kansas City, Missouri 64112

James P. Hallett	ADESA, Inc.
13085 Hamilton Crossing Boulevard
Carmel, Indian 46032

Paul J. Lips	ADESA, Inc.
13085 Hamilton Crossing Boulevard
Carmel, Indiana 46032

9.	The name and address of the subscriber to these Articles of Agreement is:

Name	Address
Scott Morris	4801 Main Street, Suite 1000
Kansas City, MO 64112

10.	In the event that income debenture certificates are issued by the Corporation, the owners of such certificates shall have the same right to vote in Corporation matters as they would have if they possessed certificates of stock of the amount and par value of the income debenture certificates held by them.

11.	In the event the Corporation issues income debenture certificates, then the Corporation may retire such income debenture certificates as and when funds are available in the treasury of the Corporation from the receipt of amortization or sinking fund installments dedicated for such purpose. Interest shall not be paid by the Corporation upon such income debenture certificates in excess of nine percent (9%) per annum; provided, however, that this limitation shall not apply to other debt of the Corporation.

12.	The undersigned declares that:

(a)	The Corporation has been organized to serve a public purpose;

(b)	All real estate acquired by the Corporation and all structures erected by it are to be acquired for the purpose of promoting the public health, safety and welfare;

(c)	That the stockholders of the Corporation shall, when they subscribe to and receive the Corporation’s stock, agree that the net earnings of the Corporation shall be limited to an amount not to exceed eight percent (8%) per annum of the cost to the Corporation of the redevelopment project or projects undertaken by the Corporation, including the cost of land, or balances of such cost as reduced by amortization payments, provided that the net earnings of the Corporation derived from any redevelopment project shall in no event exceed the sum equal to eight percent (8%) par annum upon the entire cost thereof;

(d)	The net earnings of the Corporation shall be computed after deducting from the Corporation’s gross earnings in the following manner:

(i)	All costs and expenses of maintenance and operation;

(ii)	Amounts paid for taxes, assessments, insurance premiums and other similar charges;

(iii)

An annul amount sufficient to amortize the cost of entire project at the end of the period, which shall not be more than 60 years from the date of completion of the project. The development plan may contain provisions satisfactory to the legislative authority authorizing such plan that any surplus earnings in excess of the rate of net earnings provided in Chapter 353 RSMo, may be held by the Corporation as a reserve for maintenance of such rate of return in the future and may be used by the Corporation to offset any deficiency in such rate of return which may have occurred in prior years; or may be used to accelerate the amortization payments; or for the enlargement of the project; or for reduction in rentals therein; provided, that any excess of such surplus earnings remaining at the termination of the tax relief granted pursuant to Section 353.110, RSMo, shall be turned over by the Corporation to the city in which the project is located.

(e)	The Corporation is organized for the purpose of the clearance, replanning, reconstruction or rehabilitation of blighted areas, and the construction of such industrial, commercial, residential or public structures as may be appropriate, including provisions for recreational and other facilities incidental or appurtenant thereto.

13.	Except as may be otherwise specifically provided by Missouri law, these Articles of Agreement or the bylaws of the Corporation, the powers of management, direction and control of the Corporation shall be vested in the Corporation’s board of directors.

14.	Insofar as it is permitted under laws of the State of Missouri and except as may be otherwise provided by the bylaws of the Corporation, no contract or other transaction between this Corporation and any other firm or corporation shall be affected or invalidated solely by reason of the fact that any Director or officer of this Corporation is interested in, or is a member, shareholder, director or officer of such other firm or corporation; and any Director or officer of this Corporation, individually or jointly with one of more other Directors or officers of the Corporation, may be a party to, or may be interested in, any contract or transaction of the Corporation and no such contract or transaction shall be invalidated due to such interest.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS, the undersigned had executed these Articles of Agreement this 4th day of February 2008.

/s/ Scott Morris
Scott Morris

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